Exhibit 99.6

FIRST AMENDMENT TO THE

GOHEALTH, INC.

2021 INDUCEMENT AWARD PLAN

This First Amendment (this “First Amendment”) to the GoHealth, Inc. 2021 Inducement Award Plan (the “Plan”) is adopted by the Board of Directors (the “Board”) of GoHealth, Inc., a Delaware corporation (the “Company”), on June 3, 2022.

RECITALS

A.	The Company currently maintains the Plan.

B.	Pursuant to Section 12.1 of the Plan, the Board has the authority to amend the Plan to increase the maximum number of Shares (as defined in the Plan) which may be issued under the Plan.

C.	The Board believes it to be in the best interest of the Company to amend the Plan to increase the shares of common stock of the Company reserved thereunder.

AMENDMENT

1. Section 3.1(a) of the Plan is hereby amended and restated in its entirety to read as follows:

“Subject to Sections 3.1(b) and 12.2, Awards may be made under the Plan covering an aggregate number of Shares equal to 25,000,000. Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Common Stock or treasury Common Stock.”

2. This First Amendment shall be and hereby is incorporated in and forms a part of the Plan. Except as expressly provided herein, all terms and conditions of the Plan shall remain in full force and effect.

5. This First Amendment shall be effective as of the date it is adopted by the Board.

* * * * *

I hereby certify that this First Amendment was duly adopted by the Board of Directors of GoHealth, Inc. as of June 3, 2022.

Executed as of June 3, 2022.

GOHEALTH, INC.

By: /s/ Brian Farley
Officer Name: Brian Farley
Officer Title: Chief Legal Officer and Corporate Secretary